Magellan Gold Announces New CFO and Secretary

FOR IMMEDIATE RELEASE            September 18, 2017

Reno, Nevada – Magellan Gold Corporation (OTCQB:  MAGE) (“Magellan” or “the Company”) is pleased to announce the appointment of Michael P. Martinez as CFO and Secretary of the Company, effective immediately.  To facilitate this change, John C. Power recently stepped down as CFO and Secretary.  The Company wishes to thank Mr. Power for his service as an officer since Magellan’s inception. Mr. Power will continue in his role as a director of the Company.

John Power stated, “We are delighted to welcome Michael to the Company. A CFO of his high caliber will be needed to meet the growing demands of our business strategy.”

Michael P. Martinez brings twenty-five years of proven financial management and accounting experience, including twenty years in executive management positions with high-growth companies. He has held roles in both public and private sectors in directing financial reporting, accounting, human resources, treasury functions and capital formation.

Mr. Martinez’s expertise includes strategic planning, mergers and acquisitions, and contract negotiation. He has an excellent understanding of SEC compliance reporting for publicly traded companies. Early in his career Mr. Martinez worked as a senior accountant for a top-four international public accounting firm.

Michael P. Martinez holds a B.S. Degree in Business Administration from the University of Arizona, is a Certified Public Accountant and is a member of the New Mexico Society of CPAs.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals.  The Company has obtained an option to acquire the SDA flotation plant in the State of Nayarit, Mexico, and controls two precious metals exploration properties located in Arizona and in Peru.

The 100% owned Silver District Property in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District.  The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.  The Niñobamba Silver-Gold Property in central Peru, on which the Company has the right to earn a 50% interest, covers 9,027 acres and demonstrates potential for a large, bulk tonnage, silver-gold deposit.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson: (505) 463-9223

John Power: (707) 884-3766

Peter Nesveda (INT IR):  +61 4 1235 7375